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PRESS RELEASE

FOR IMMEDIATE RELEASE

                                              CONTACT:
                                              H. Carol Bernstein
                                              Cabot Microelectronics Corporation
                                              630/375-5461


                            J. JOSEPH KING ELECTED TO
                   CABOT MICROELECTRONICS' BOARD OF DIRECTORS

AURORA, Illinois -September 24, 2002 - Cabot Microelectronics Corp. (NASDAQ:
CCMP), the leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, is pleased to announce today the election of J. Joseph King to the Company's Board of Directors. Mr. King is the Vice Chairman and Chief Executive Officer of Molex, Inc., a $2 billion revenue global company that manufactures and sells electrical components for the home entertainment, appliance, computer, automotive and telecommunications industries.

"Joe's substantial record in expanding and leading a global player in the electronics industry will be immensely helpful as we continue to position Cabot Microelectronics for greater growth and success," said Cabot Microelectronics' Chairman and Chief Executive Officer, Matthew Neville. "His vast experience in dealing in a similarly demanding, competitive and fast-paced industry, with customers who require the same high-level of performance and responsiveness from their suppliers as ours, is invaluable, and we are very pleased and fortunate to have him on our board of directors."

Prior to becoming the Vice Chairman and CEO of Molex in 2001, Mr. King served as Molex's President and Chief Operating Officer, and had held various executive positions with Molex, including the Group Vice President of Molex's International Operations and the President of its Southeast Asian Operations. He was formerly on the boards of Consolidated Papers Inc. and Power Trends Inc.

Mr. King's term as director continues until the Company's annual meeting of stockholders to be held in 2005. His addition to the Board increases the number of directors to seven.

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J. JOSEPH KING ELECTED TO CABOT MICROELECTRONICS'
BOARD OF DIRECTORS...................................................PAGE 2 OF 2




ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics, headquartered in Aurora, Illinois, USA, is the world leader in the development and supply of high-performance polishing slurries used for chemical mechanical planarization (CMP), a process that enables the manufacture of the most advanced integrated circuit (IC) devices and hard disk drive components. The Company reported fiscal 2001 revenues of $227.2 million. For more information please visit the Cabot Microelectronics web site at www.cabotcmp.com or call 1-630-499-2600.

SAFE HARBOR STATEMENT
The statements contained in this news release may contain "forward-looking statements." Actual results may differ materially from those anticipated in such forward-looking statements. All of these statements are expressly qualified in their entirety by the risk factors and other cautionary statements included in Cabot Microelectronics' filings with the Securities and Exchange Commission. Cabot Microelectronics Corporation assumes no obligation to update this forward-looking information.


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